Exhibit 4.2

HALYARD HEALTH, INC.,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

FORM OF

INDENTURE

Dated as of             , 2014

6.250% SENIOR NOTES DUE 2022

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.02
(c)	12.02
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.01
(d)	7.06
314(a)	4.03; 12.04
(b)	N.A.
(c)(1)	12.03
(c)(2)	12.03
(c)(3)	N.A.
(d)	N.A.
(e)	12.04
(f)	N.A.
315(a)	7.01
(b)	7.05: 12.01
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	12.02
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	12.16
(b)	12.16
(c)	12.16

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

i

INDENTURE, dated as of                     , 2014, between Halyard Health, Inc., a Delaware corporation (the “Issuer”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $250,000,000 aggregate principal amount of 6.250% Senior Notes due 2022 (the “Initial Notes”); and

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01        Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the applicable series of Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of, or substantially concurrently with, the consummation of the transaction pursuant to which such other Person becomes a Restricted Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and any Exchange Notes issued in respect thereof) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any redemption date , the greater of:

(1) 1.0% of the principal amount of such Note on such redemption date; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at October 15, 2017 (such redemption price being set forth in the table appearing in Paragraph 5 on the reverse side of the Note attached as Exhibit A hereto), plus (ii) all required remaining interest payments due on such Note through October 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note.

The Issuer shall determine the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete, unsuitable or worn out equipment or other assets, or assets no longer used or useful in the business of the Issuer and the Restricted Subsidiaries in the reasonable opinion of the Issuer, or any sale or disposition of property or assets in connection with scheduled turnarounds or maintenance, in each case in the ordinary course of business or any disposition of inventory, services or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of (1) the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof; or any disposition that constitutes a Change of Control pursuant to this Indenture or (2) any Guarantor to the extent that such disposition is made to a Person who either (A) is the Issuer or a Guarantor or (B) becomes a Guarantor pursuant to the provisions described under Section 5.01 hereof;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) not to exceed $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub -lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnations or similar actions on assets (including transfers of property subject to casualty proceedings) or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(j) sales of accounts receivable, or participations therein and related assets, in connection with any Receivables Facility or similar factoring arrangements;

(k) the licensing or sub -licensing of intellectual property or other general intangibles in the ordinary course of business;

(l) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n) the granting of Liens not prohibited by this Indenture;

(o) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, polices, contracts or arrangements established in the ordinary course of business or approved by Issuer in good faith;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) any financing transaction (excluding by way of a Sale and Leaseback Transaction) with respect to property constructed, acquired, replaced, repaired, or improved by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(s) the unwinding or termination of any Hedging Obligations;

(t) any other disposition pursuant to the Transactions; and

(u) dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Distribution” means a cash distribution from the Issuer to Kimberly-Clark, in an amount determined by Kimberly-Clark, that will be funded on or prior to the Distribution Date with (i) the net cash proceeds from the Notes, plus (ii) the net cash proceeds from the term loan portion of the Senior Credit Facilities received by the Issuer on or before such distribution, plus (iii) cash held by the Issuer and its Restricted Subsidiaries on the distribution date plus (iv) the net cash proceeds resulting from the settlement of certain intercompany transactions between the Issuer and its Subsidiaries, on the one hand, and Kimberly-Clark and its subsidiaries, on the other hand, minus (v) an amount (to be not less than $40.0 million) determined by Kimberly-Clark to be retained by the Issuer or its Restricted Subsidiaries for working capital and other general corporate purposes of the Issuer and its Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any member state of the European Union; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by (i) the U.S. government or any agency or instrumentality thereof or (ii) any foreign country whose sovereign debt is rated at least A1 by Moody’s and at least A+ by S&P or any agency or instrumentality of such foreign country, in each case the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) of this definition above and clause (7) of this definition below entered into with any financial institution meeting the qualifications specified in clause (4) of this definition above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(10) securities of, or other evidence of investments in, investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) of this definition above).

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (10) of this definition above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) of this definition and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) of this definition above; provided that such amounts are converted into any currency listed in clauses (1) and (2) of this definition as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Issuer); or

(3) the approval of any plan or proposal for the winding up or liquidation of the Issuer.

For purposes of this definition, any direct or indirect holding company of the Issuer shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such holding company. For the avoidance of doubt, the Separation and Distribution will not be considered a Change of Control.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of: EBITDA to Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities, unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock, in each case, on or subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Consolidated Fixed Charge Coverage Ratio Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the first day of the applicable four quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP) and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations and operational changes (and the change of any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the four quarter period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes had occurred at the beginning of the applicable four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer, as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable cost-savings, operating expense reductions, restructuring charges and expenses and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 12 months after the date of any acquisition, disposition, merger, amalgamation, consolidation or operational changes;

provided that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire four quarter period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable four quarter period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of (A) Indebtedness for borrowed money, (B) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable, (C) Capitalized Lease Obligations, (D) the Notes and (E) guarantees of the foregoing, in each case, of the Issuer and its Restricted Subsidiaries (excluding (x) Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing), outstanding on such date; minus (2) up to $40.0 million of unrestricted cash included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries, as of the most recently ended fiscal period (with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” as determined in good faith by the Issuer); plus (3) the greater of (i) the aggregate liquidation preference and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Issuer).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) imputed interest with respect to Attributable Debt and (f) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) Additional Interest paid in respect of the Notes to the extent that the Issuer is no longer required to pay Additional Interest in respect thereof, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) any interest expense of Indebtedness of another Person Guaranteed by such Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries to the extent such Guarantee or Lien is called upon; plus

(4) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP (it being understood that for purposes of calculating Consolidated Net Income of the Issuer and its Restricted Subsidiaries for any period prior to the Separation and Distribution, such calculation shall be based on the combined audited or unaudited financial statements of Kimberly-Clark’s health care business included in the Offering Memorandum, as applicable); provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains, charges, costs, losses, income or expenses (including expenses relating to (a) severance and relocation costs or (b) any rebranding or corporate name change shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary in respect of such period,

(6) solely for the purposes of determining the amount available for Restricted Payments under clause (3) of Section 4.07(a), the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(8) any royalties incurred during such period in connection with the Transactions and any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(9) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(10) any non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(12) effects of adjustments in the property and equipment and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition after the Escrow Release Date and any increase in amortization or depreciation or other noncash charges resulting therefrom and any write-off of any amounts thereof, net of taxes, shall be excluded.

“Consolidated Secured Leverage Ratio”, as of any date of determination, means the ratio of (1) Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien as of such date, to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Total Leverage Ratio” as of any date of determination, means the ratio of (1) Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries, to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means any certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distribution” means Kimberly-Clark’s distribution of the shares of the Issuer’s common stock to Kimberly-Clark’s stockholders.

“Distribution Agreement” means the Distribution Agreement between Kimberly-Clark and the Issuer, to be dated on or prior to the Distribution Date.

“Distribution Date” means the date on which the Distribution is made.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, but excluding any such Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased, to the extent deducted (and not added back in computing Consolidated Net Income, without duplication), by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(b) Consolidated Interest Expense of such Person for such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence, modification, amendment or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and the other Transactions and any amendment or modification of Indebtedness permitted to be incurred by this Indenture and (ii) commissions, discounts, yield and other fees, charges and expenses (including interest expense) related to any Receivables Facility; plus

(e) the amount of any restructuring charge or reserve, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Issue Date and costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, excess pension charges and severance costs; plus

(f) any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(i) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(j) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to be reasonably anticipated to be realizable within 12 months of the date of any Investment, acquisition, disposition, merger, consolidation, restructuring, cost-savings initiative, or initiative or other action being given pro forma effect (which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) substantially all steps have been taken or procedures are in place for realizing such cost savings, operating expense reductions, other operating improvements and initiatives and synergies and (y) such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Issuer);

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the accrual of revenue in the ordinary course of business or the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging;

(b) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and

(c) any adjustment of the nature used in connection with the calculation of “Adjusted EBITDA,” as set forth in footnote 3 to the section “Summary—Summary Historical and Pro Forma Combined Financial Data” in the Offering Memorandum.

“Employee Matters Agreement” means the Employee Matters Agreement between Kimberly-Clark and the Issuer, to be dated on or prior to the Distribution Date.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Escrow Agent” means Deutsche Bank Trust Company Americas, as the escrow agent.

“Escrow Agreement” means the Escrow Agreement, dated as of the Issue Date, among the Issuer, Trustee and the Escrow Agent.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock), other than:

(1) public offerings with respect to any of the Issuer’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) Refunding Capital Stock.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes of the Issuer issued pursuant to this Indenture in exchange for, and in an aggregate principal amount equal to, the Initial Notes or any Additional Notes in compliance with the terms of the applicable Registration Rights Agreement and containing terms substantially identical to the Initial Notes or any Additional Notes, as applicable (except that (1) such Exchange Notes will be registered under the Securities Act and will not be subject to transfer restrictions or bear the Private Placement Legend, and (2) the provisions relating to Additional Interest will be eliminated).

“Exchange Offer” means an offer by the Issuer to the Holders of the Initial Notes or any Additional Notes to exchange outstanding Notes for Exchange Notes, as provided for in the applicable Registration Rights Agreement.

“Exchange Offer Registration Statement” means the Exchange Offer Registration Statement as defined in the applicable Registration Rights Agreement.

“Exchanging Dealer” means a broker-dealer that holds Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Notes acquired directly from the Issuer or any of its Affiliates) that is participating in the Exchange Offer contemplated by the applicable Registration Rights Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the registration statement on Form 10 originally filed by the Issuer with the SEC on May 6, 2014, as amended or supplemented.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date except with respect to any reports or financial information required to be delivered pursuant to Section 4.03, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(a)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, as the case may be, issued in accordance with Section 2.01, Section 2.06(b), Section 2.06(d) or Section 2.06(f) hereof.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Notes and this Indenture.

“Guarantor” means each Restricted Subsidiary that incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including indemnity agreements or arrangements in connection with the foregoing).

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property or services, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes due and payable and is not so paid, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) all Attributable Debt and all Capitalized Lease Obligations;

(3) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4) to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues, or (c) obligations under or in respect of Receivables Facilities. Furthermore, notwithstanding the foregoing, any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such obligations relating to Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed “Indebtedness”; provided that such defeasance has been made in a manner not prohibited by this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to such term in the recitals hereto.

“Initial Purchasers” means Morgan Stanley &Co. LLC (as “Representative”) and the other Initial Purchasers represented by such Representative.

“Intellectual Property Agreements” means each of the intellectual property license agreements and trademark license agreements between Kimberly-Clark or its Subsidiaries and the Issuer or its Subsidiaries, to be dated on or prior to the Distribution Date.

“interest” in respect of the Notes, unless the context otherwise requires, means interest and Additional Interest, if any.

“Interest Payment Date” means April 15 and October 15 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Issuer.

If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means                     , 2014.

“Issuer” has the meaning set forth in the Preamble hereto.

“Issuer Order” means a written request or order signed on behalf of the Issuer by Officers of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Kimberly-Clark” means Kimberly-Clark Corporation, a Delaware corporation.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Manufacturing and Supply Agreements” means one or more manufacturing and supply, distribution and non-competition agreements between Kimberly-Clark and the Issuer (or their respective Affiliates) to be dated on or prior to the Distribution Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the net proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Issuer or a Restricted Subsidiary, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means any Note authenticated and delivered under this Indenture, including without limitation the Initial Notes. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued hereafter and any Exchange Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated October 2, 2014, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means indebtedness of the Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary; and, in each case, any Investment held by such Person, provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (a) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any replacement, extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date, or (b) made or acquired pursuant to the Transactions;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or in satisfaction of judgments against other Persons, in each case, with Persons who are not Affiliates of the Issuer;

(7) Hedging Obligations permitted under clause (9) of Section 4.09(b) hereof;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer;

(9) guarantees of Indebtedness permitted under Section 4.09 hereof;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (6), (8), (9) and (11) of Section 4.11(b) hereof);

(11) Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Issuer is necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer;

(16) any Investment by the Issuer or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(17) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) advances, guarantees, endorsements for collection or deposit or customary trade arrangements with customers, suppliers, vendors or distributors in the ordinary course of business;

(19) lease, utility and other similar deposits in the ordinary course of business; and

(20) guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (17) of Section 4.09(b) hereof; provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of Section 4.09(b) hereof extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof, and (y) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) of Section 4.09(b) hereof extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date or incurred in connection with the Transactions (other than incurred under the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with Section 4.09(b) hereof;

(11) Liens securing Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and, (b) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this clause (18) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings, in each case, made in the ordinary course of business;

(20) other Liens securing Obligations which do not exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets in aggregate principal amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiary;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(a)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Issuer. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and – for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuer) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control.

“Rating Decline” with respect to the Notes shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Receivables Facility” means any of one or more securitization or receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries contributes, sells or otherwise conveys its accounts receivable, and related assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells, or grants a security interest in, its accounts receivable and related assets to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means April 1 or October 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Registration Rights Agreements” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuer and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note of the applicable series upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes of the applicable series initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(a)(iii) hereof.

“Related Business Assets” means (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any director, vice president, assistant vice president, associate or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of McGraw Hill Financial, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facility under the credit agreement to be entered into in connection with the Transactions by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“Separation” means the series of internal transactions, including those described under the “The Separation and Distribution,” “Our Relationship with Kimberly-Clark after the Distribution” and “Certain Relationships and Related Party Transactions” or otherwise described in the Form 10 (including the payment by the Issuer of the Cash Distribution to Kimberly-Clark), following which the Issuer will hold the business constituting Kimberly-Clark’s health care business.

“Separation and Distribution Documents” means the Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Intellectual Property Agreements, Manufacturing and Supply Agreements and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by any of the foregoing.

“Shelf Registration Statement” means a Shelf Registration Statement as defined in the applicable Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries as described in the Offering Memorandum or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Matters Agreement” means the Tax Matters Agreement between Kimberly-Clark and the Issuer, to be dated on or prior to the Distribution Date.

“Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means (1) (A) the Separation, (B) the Distribution, (C) the Cash Distribution, (D) any other transactions contemplated by, or pursuant to, the Separation and Distribution Documents or otherwise in connection with the Separation and Distribution (including any cancellation or termination of Indebtedness, agreements, arrangements, commitments or understandings, including intercompany accounts payables, receivables or Indebtedness, between the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, and making certain intercompany contributions and dividend payments) and (E) any other transactions pursuant to agreements or arrangements in effect on the Distribution Date on substantially the terms described in the Offering Memorandum or any amendment, modification, addition or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, added, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements as described in the Offering Memorandum (as determined in good faith by the Issuer), (2) the issuance of the Notes, (3) the entering into of the Senior Credit Facilities and the borrowing of the term loan thereunder and (4) the payment of fees and expenses in connection with the foregoing.

“Transaction Services Agreement” means the Transaction Services Agreement between Kimberly-Clark and Issuer, to be dated on or prior to the Distribution Date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2017; provided, however, that if the period from the redemption date to October 15, 2017 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding each Issuer) to be an

Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with Section 4.07 hereof; and

(2) each of: (a) the Subsidiary to be so designated; and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof; or

(2) the Consolidated Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02         Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Applicable Law”	12.15
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Escrow Conditions”	3.08
“Escrow Release Date”	3.08
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Expiration Date”	1.05
“incur”, “incurrence”	4.09
“Indemnified Person”	7.07
“Legal Defeasance”	8.02
“Mandatory Redemption Event”	3.08
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Outside Date”	3.08
“Paying Agent”	2.03
“Purchase Date”	3.09
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Special Mandatory Redemption”	3.08
“Special Mandatory Redemption Date”	3.08
“Special Mandatory Redemption Notice”	3.08
“Special Mandatory Redemption Price”	3.08
“Successor”	5.01
“Successor Company”	5.01
“Successor Person”	5.01

SECTION 1.03         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note; “indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04         Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) references to “shall” and “will” are intended to have the same meaning;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(k) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(l) references to times of day are to local time in New York City, New York unless otherwise stated.

SECTION 1.05         Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this clause shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

(i) With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.02, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (i).

ARTICLE 2

THE NOTES

SECTION 2.01         Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of the Trustee’s authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee as Custodian, in accordance with written instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Upon the expiry of the Restricted Period, beneficial interests in each Regulation S Temporary Global Note shall be exchanged for beneficial interests in a Regulation S Permanent Global Note of the same series pursuant to the Applicable Procedures. Simultaneously with the authentication of a Regulation S Permanent Global Note, the Trustee shall cancel the corresponding Regulation S Temporary Global Note. The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.13. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the other Notes of the applicable series (including any Initial Notes, Exchange Notes or other Additional Notes composing such series) and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as such Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof; provided further that if any Additional Notes are not fungible with the applicable series of Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the applicable series of Notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02         Execution and Authentication.

At least one Officer of the Issuer shall execute the Notes by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of on Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03         Registrar and Paying Agent.

The Issuer shall maintain (i) an office or agency in the Borough of Manhattan, City of New York, the State of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency in the Borough of Manhattan, the City of New York, the State of New York where Notes may be presented for payment (the “Paying Agent”). The Registrar shall maintain a register reflecting ownership of the Notes outstanding from time to time (“Note Register”) and shall make payments on and facilitate transfer of Notes on behalf of the Issuer. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar. The term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent and (ii) the Custodian with respect to the Global Notes. The Issuer may change the Paying Agents or the Registrars without prior notice to the Holders. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as a Paying Agent or a Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

SECTION 2.04         Paying Agent to Hold Money in Trust.

The Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of its Subsidiaries) shall have no further liability for the money. If an Issuer or one of its respective Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

SECTION 2.06        Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor. A beneficial interest in a Global Note shall be exchangeable for a Definitive Note of the same series if (A) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed by the Issuer within 90 days of such notice or (B) in the case of any Global Note, there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Depositary has requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (A) or (B) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (A) or (B) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes pursuant to this clause (b). Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.

No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies that it is not (1) an Exchanging Dealer, (2) a Person participating in a distribution of Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement; or

(C) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. Beneficial interests in Global Notes shall be exchanged for Definitive Notes only pursuant to this clause (c).

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (A) or (B) of Section 2.06(a) hereof, subject to satisfaction of the conditions set forth in Section 2.06(b)(ii) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and (i)(C) hereof, a beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (A) or (B) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof and if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies that it is not (1) an Exchanging Dealer, (2) a Person participating in a distribution of Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) such transfer is effected by an Exchanging Dealer pursuant to the Exchange Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (A) or (B) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. Restricted Definitive Notes shall be exchanged for beneficial interests in Restricted Global Notes only pursuant to this clause (d).

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) an Exchanging Dealer, (2) a Person participating in a distribution of Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) any such transfer is effected by an Exchanging Dealer pursuant to an Exchange Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B),
(ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Definitive Notes shall be exchanged for Definitive Notes only pursuant to this clause (e). Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) an Exchanging Dealer, (2) a Person participating in a distribution of Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C) any such transfer is effected by an Exchanging Dealer pursuant to an Exchange Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the applicable Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee or an authenticating agent shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Exchanging Dealers, (y) they are not participating in a distribution of Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Exchanging Dealers, (y) they are not participating in a distribution of Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee or an authenticating agent shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of an Exchange Offer, and Exchange Notes issued in connection with an Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS SECURITY) AND THE LAST DATE ON WHICH HALYARD HEALTH, INC. (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY OR ANY PREDECESSOR OF THIS SECURITY, OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY AND THE TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof.

(ii) The Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.

(iii) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(iv) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but Holders shall pay all taxes due on transfer (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, Section 2.10, Section 3.06, Section 3.09, Section 4.10, Section 4.14 and Section 9.04 hereof).

(v) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption.

(vi) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vii) The Issuer shall not be required (A) to issue, register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed, (B) to transfer or exchange any Note selected for redemption, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(viii) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(ix) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail (upon receipt of an Authentication Order), in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(x) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail (upon receipt of an Authentication Order), the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(xi) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(xii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xiii) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

SECTION 2.07        Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or if a Holder claims that its Note has been lost, destroyed or wrongfully taken, and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses (including the expenses of the Trustee) in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08        Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds such Note.

If a Note is replaced or repaid pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue from and after the date or such payment.

If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09        Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.10        Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11        Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12        Defaulted Interest.

If the Issuer defaults in a payment of interest on a series of Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee, an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee, for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten days prior to the related payment date for such defaulted interest. The Trustee shall notify the Issuer of such special record date promptly, and in any event at least 25 days before such special record date. At least 15 days before the special record date, the Issuer (or, upon the five-day prior written request of the Issuer, the Trustee, in the name and at the expense of the Issuer) shall mail, or deliver by electronic transmission in PDF format, or cause to be mailed, first-class postage prepaid, or delivered by electronic transmission in PDF format, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13        CUSIP/ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP or ISIN numbers, as applicable, (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers, as applicable, in notices of redemption or exchange or in offers to repurchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN Code numbers, as applicable. Additional Notes will not be issued with the same CUSIP, if any, as any existing Notes unless such Additional Notes are fungible with such existing Notes for U.S. federal income tax purposes.

ARTICLE 3

REDEMPTION

SECTION 3.01        Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is mailed or caused to be mailed, or delivered by electronic transmission in PDF format, to the applicable Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02        Selection of Notes to Be Redeemed or Purchased.

If the Issuer is redeeming or repurchasing less than all of the Notes at any time, the Trustee shall select the Notes to be redeemed or purchased (a) on a pro rata basis to the extent practicable or (b) by lot or such other similar method, in each case in accordance with the procedures of DTC, unless otherwise required by law; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03        Notice of Purchase or Redemption.

Subject to Section 3.09 hereof, the Issuer shall mail, deliver by electronic transmission in PDF format, or cause to be mailed by first-class mail, postage prepaid, or delivered by electronic transmission in PDF format, notices of purchase or redemption at least 30 days but not more than 60 days before the purchase or redemption date to each Holder of Notes to be redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof.

The notice shall identify the Notes (including the CUSIP or ISIN number) to be purchased or redeemed and shall state:

(a) the purchase or redemption date;

(b) the purchase or redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that has been or is to be purchased or redeemed and that, after the redemption date upon surrender of such Note, the Issuer will issue a new Note or Notes in principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for purchase or redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, as applicable, if any, listed in such notice or printed on the Notes;

(i) if in connection with a redemption pursuant to Paragraph 5(c) of the applicable Note, any condition to such redemption; and

(j) all information required by Section 3.04(b) hereof, if applicable.

At the Issuer’s request, the Trustee shall give the notice of purchase or redemption in the Issuer’s names and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five (5) Business Days before notice of redemption is required to be mailed, or delivered by electronic transmission in PDF format, or caused to be mailed or delivered by electronic transmission in PDF format to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04        Effect of Notice of Redemption.

(a) Subject to Section 3.04(b) hereof, once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Paragraph 5(c) of the applicable Note). The notice, if mailed or delivered by electronic transmission in PDF format in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

(b) Notwithstanding anything to the contrary herein, in connection with any redemption of Notes (including with funds in an equal aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

SECTION 3.05        Deposit of Redemption or Purchase Price.

No later than 10:00 a.m. on the redemption or purchase date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06        Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate (upon receipt of an Authentication Order) for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07        Optional Redemption.

The Notes may be redeemed, at any time in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Notes set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to the redemption date.

SECTION 3.08        Mandatory Redemption; Escrow of Proceeds.

(a) Subject to Section 3.08(b) hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b) In the event that (i) the Separation and Distribution are not consummated on or prior to March 1, 2015 (the “Outside Date”) or (ii) the Issuer determines, in its sole discretion, that the Escrow Conditions cannot be satisfied by the Outside Date (any such event being a “Mandatory Redemption Event”), the Issuer shall be required to redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of the aggregate initial offering price of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption (the “Special Mandatory Redemption Price”). Written notice of the occurrence of a Mandatory Redemption Event will be delivered by the Issuer (a “Special Mandatory Redemption Notice”) within five Business Days following the occurrence of a Mandatory Redemption Event, to the Holders, the Trustee and the Escrow Agent. At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days prior the special mandatory redemption dates specified in such notice (unless such shorter time shall be agreed by the Trustee) an Officer’s Certificate requesting the Trustee send (by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC) a Special Mandatory Redemption Notice. The Special Mandatory Redemption shall occur (the date of such redemption, the “Special Mandatory Redemption Date”) on the date set forth in the Special Mandatory Redemption Notice (which shall be no later than three Business Days from the date such notice is delivered).

(c) In the event that the Escrow Conditions are satisfied on or before the Outside Date, the Issuer shall be entitled to direct the Escrow Agent to release the escrowed funds from the escrow account in accordance with the terms of the Escrow Agreement (the date of such release, the “Escrow Release Date”). Pursuant to the Escrow Agreement, the Issuer shall only be permitted to obtain release of the escrow funds concurrently with, and conditional upon, satisfaction of the following conditions (the “Escrow Conditions”) based on an Officer’s Certificate certifying that:

(i) all conditions precedent to the consummation of the Distribution set forth in the Distribution Agreement therefor have been satisfied or waived, other than:

(A) the closing of the Senior Credit Facilities; and

(B) the release of other debt proceeds necessary to fund the Cash Distribution; and

(ii) no Event of Default under this Indenture shall have occurred and be continuing (or result therefrom).

(d) As long as the escrow funds are deposited with the Escrow Agent, the escrow funds will be invested by the Escrow Agent in Cash Equivalents as specifically directed in writing by the Issuer. If the Escrow Agent receives a Special Mandatory Redemption Notice, the Escrow Agent will liquidate all escrow property then held by it not later than 11:00 a.m. the last Business Day prior the Special Mandatory Redemption Date. The Issuer shall direct the Escrow Agent to pay, on the Business Day prior to the Special Mandatory Redemption Date, to the Trustee for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes and, concurrently with the payment to such Holders, deliver any excess escrow property (if any) to the Issuer and the Issuer shall be permitted to use such excess escrow property at its discretion.

SECTION 3.09        Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required by the terms of any Pari Passu Indebtedness, such Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail or electronic transmission, a notice to each of the Holders, with a copy to the Trustee and Agents. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required by the terms of any Pari Passu Indebtedness, holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Purchase Date;

(vi) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes (in accordance with customary procedures) and the Issuer shall select such Pari Passu Indebtedness to be purchased (a) if the Notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes or such Pari Passu Indebtedness, as applicable, are listed or (b) by lot or such similar method in accordance with the procedures of DTC, unless otherwise required by law; provided that no notes of $2,000 or less shall be repurchased in part; and

(viii) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Section 3.01 through Section 3.06 hereof.

ARTICLE 4

COVENANTS

SECTION 4.01        Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 10:00 a.m. on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02        Maintenance of Office or Agency.

The Issuer shall maintain the office or agency required under Section 2.03 (which may be an office of the Trustee or an Affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency required under Section 2.03. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03        Reports and Other Information.

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC (and make available (without exhibits), without cost, to (i) Holders of the Notes, upon their request, and (ii) the Trustee, within 15 days after it files such reports and information with the SEC, to the extent not publicly available on the SEC’s EDGAR system or the Issuer’s public website (provided, however, that the Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred) from and after the Issue Date,

(a) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(c) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, taking into account any extension of time, deemed filing date or safe harbor contemplated or provided by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act or successor provisions and in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer shall post such reports on a website, which may, in the Issuer’s sole discretion, be non-public to which Holders are given access, within 15 days after the time the Issuer would have been required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

The filing requirements set forth above for the applicable period may be satisfied by the Issuer prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by (i) the posting of such reports or the information required to be set forth therein on the Issuer’s public website (which may include a press release of the Issuer), or (ii) the filing with the SEC of an Exchange Offer Registration Statement and/or a Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that, this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations, or the time periods required therefor, set forth above.

Notwithstanding the foregoing, if any parent of the Issuer becomes a guarantor of the Notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and provided as described above may, at the option of the Issuer, be filed by and be those of the parent, rather than those of the Issuer, so long as such filings would satisfy the SEC’s requirements; provided that such reports include a reasonable explanation of the material differences between the assets, liabilities and results of operations of such parent and its consolidated Subsidiaries on the one hand, and the Issuer and its Restricted Subsidiaries on the other hand.

In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding the Issuer shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. For the avoidance of doubt, this Section 4.03 will not require the Issuer or the Restricted Subsidiaries to provide or file any information pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC that would not otherwise be applicable to them.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

To the extent that any reports or other information is not furnished within the time periods specified above and such reports or other information is subsequently furnished prior to the time such failure results in an Event of Default, the Issuer will be deemed to have satisfied its obligations with respect thereto and any Default with respect thereto shall be deemed to have been cured.

Prior to the Escrow Release Date, the Issuer will be deemed to be in compliance with the reporting obligations set forth in this Section 4.03 by virtue of filing the Form 10.

SECTION 4.04        Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or propose to take with respect thereto).

(b) The Issuer shall, within 30 days after becoming aware of any Default, deliver to the Trustee by registered or certified mail, by facsimile transmission or electronic transmission in PDF format an Officer’s Certificate specifying such Default (unless such Default has been cured before the end of the 30-day period) and what action the Issuer proposes to take with respect thereto.

SECTION 4.05        Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.06        Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07        Limitation on Restricted Payments.

(a) (1) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends, payments or distributions payable by the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(A) Indebtedness permitted under clause (7) of Section 4.09(b); or

(B) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by clauses (1) and (9) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(a) the sum of (x) $25.0 million and (y) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning from October 1, 2014 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date from the issue or sale of:

(i) Equity Interests of the Issuer, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of Equity Interests to employees, officers, managers, directors or consultants of the Issuer after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

(ii) Indebtedness or Disqualified Stock of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (w) the issuance or sale of Equity Interests or the fair market value of any assets received by the Issuer or any Restricted Subsidiary in connection with the Transactions, (x) Refunding Capital Stock (as defined below), (y) Equity Interests, Indebtedness or Disqualified Stock of the Issuer sold to a Restricted Subsidiary or the Issuer or (z) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) by a Restricted Subsidiary or the Issuer or (ii) the fair market value of any assets received by the Issuer or any Restricted Subsidiary in connection with the Transactions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment)

in the case of either clause (i) or (ii) of this paragraph (d), except to the extent any such amount was already included in the calculation of Consolidated Net Income ; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by the Issuer in good faith) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

(b)        Section 4.07(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests of the Issuer, or of Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) of, Equity Interests of the Issuer (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of (x) Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of the Issuer or a Guarantor, as the case may be, or (y) Disqualified Stock of the Issuer or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent issuance of Disqualified Stock of the Issuer or any Guarantor, in each case which is incurred or issued in compliance with Section 4.09 hereof so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, acquired or retired, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, acquired or retired for value;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (i) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired or (ii) the date that is six months after the maturity date of the Notes; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former employee, officer, manager, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement, or other similar arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to employees, officers, managers, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees, officers, managers, directors or consultants of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) purchases, redemptions, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any federal, state or local income tax obligation (including any required tax withholding obligation) upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) not to exceed the greater of (i) $125.0 million and (ii) 5.0% of Total Assets;

(7) distributions or payments of Receivables Fees;

(8) any Restricted Payment used to fund and effect the Transactions;

(9) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement for value, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case, permitted under this Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) for any taxable period in which the taxable income of the Issuer and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12)); provided that, from and after the execution of the Tax Matters Agreement and while such agreement remains in effect, payments in respect of any taxes pursuant to this clause (12) shall not exceed the amounts required to be paid in respect of such taxes pursuant to such agreement;

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 4.09 hereof;

(14) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(15) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

(16) the making of any Restricted Payments if, at the time of the making of such payments, and after giving pro forma effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment), the Consolidated Total Leverage Ratio would not exceed 1.50 to 1.00; and

(17) the declaration and payment of dividends on the Issuer’s common Equity Interests, not to exceed $30.0 million in any calendar year;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (11) or (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last two sentences of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Indenture.

(d) In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (including, without limitation, Section 4.07(a) hereof) or Permitted Investment described in the definition thereof, the Issuer and its Restricted Subsidiaries, in their sole discretion, may divide, classify or reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.07 and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.07 or of the definition of “Permitted Investment” to which such Restricted Payment or Permitted Investment has been classified or reclassified; provided that the Issuer may not reclassify any Restricted Payments as having been made under clause (16) of Section 4.07(b) if originally made under any other clause of Section 4.07(b) or under Section 4.07(a).

SECTION 4.08        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions (i) in effect on the Issue Date, (ii) created, incurred, assumed or suffered to exist, directly or indirectly, on or before the Escrow Release Date, in connection with the Transactions, or (iii) pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(2) (i) this Indenture, the Notes, the Escrow Agreement and the Guarantees (and any Exchange Notes and related Guarantees) and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided, that the provisions relating to restrictions of the type described in clauses (1) through (3) of Section 4.08(a) hereof contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Senior Credit Facilities, or in this Indenture, in each case as in effect when initially executed;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired or leased;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary) acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets (including the Capital Stock of a Subsidiary), including customary restrictions with respect to a Subsidiary of the Issuer, that impose restrictions solely on the assets to be sold;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Secured Indebtedness or places any restriction on the Issuer’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers, suppliers, utilities or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof;

(10) customary provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements or arrangements, operating agreements, stock sale agreements, sale and leaseback agreements and other similar agreements or arrangements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(11) customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;

(12) other encumbrances and restrictions created in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary;

(14) any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09 hereof entered into after the Issue Date that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in this Indenture as of the Issue Date or (ii) those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not otherwise materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer; and

(15) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

For purposes of determining compliance with this Section 4.08, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.09         Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, the aggregate amount of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries outstanding pursuant to this Section 4.09(a) and clause (17) of Section 4.09(b) hereof would exceed the greater of (1) $100.0 million and (2) 4.0% of Total Assets determined at the time of incurrence.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the sum of (i) $895.0 million plus (ii) the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to such incurrence, the Consolidated Secured Leverage Ratio would be no greater than 2.50 to 1.00;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (i) the Notes (including any Guarantee) (other than any Additional Notes) and (ii) any Exchange Notes and any related Guarantees to be issued pursuant to a registered exchange offer in accordance with the Registration Rights Agreement in exchange for the Notes or Additional Notes, if any, issued in compliance with this Indenture;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date or incurred on or before the Escrow Release Date in connection with the Transactions (in each case, other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction, repair or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4) does not exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets determined at the time of incurrence;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability, social security or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability, social security or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary or of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations incurred in the ordinary course of business (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of performance, bid, appeal, custom and surety bonds and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11) (including any refinancing thereof), does not at any one time outstanding exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets determined at the time of incurrence;

(12) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(i) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (2) and (3) of this Section 4.09(b), this clause (12) and clause (13) of this Section 4.09(b), or

(ii) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (12)(i) of this Section 4.09(b), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Non Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding or refinancing of Indebtedness under the Senior Credit Facilities;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or

(b) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(17) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness of Non-Guarantor Subsidiaries then outstanding and incurred pursuant to this clause (17) and under Section 4.09(a) hereof, does not exceed the greater of (i) $100.0 million and (ii) 4.0% of Total Assets at any one time outstanding (including any refinancing thereof);

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former employees, officers, managers, directors and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent described in clause (4) of Section 4.07(b) hereof; and

(21) guarantees incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, lessors and licensees that, in each case, are non-Affiliates.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses of Section 4.09(b) or in Section 4.09(a); provided that all Indebtedness outstanding under the Credit Facilities on the Escrow Release Date will be treated as incurred under clause (1) of Section 4.09(b) and will not later be reclassified.

(d) Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.09.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such Indebtedness. For the avoidance of doubt and notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

(g) The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

(h) For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 4.10         Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) in the Issuer’s good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of (i) cash or Cash Equivalents, (ii) Related Business Assets or (iii) any combination of the consideration specified in clauses (i) and (ii); provided that the amount of:

(A) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been released,

(B) any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) since the Issue Date that is at that time outstanding (but, to the extent that any such Designated Non-cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-cash Consideration) not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under one or more Credit Facilities and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Pari Passu Indebtedness that is secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(C) Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of the Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuer shall (i) equally and ratably (based on the aggregate principal amount (or accreted value, as applicable)) reduce Obligations under the Notes (x) as provided under Section 3.07 or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with Section 4.10(c) hereof) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be redeemed under clause (i), or

(D) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) acquire properties (other than working capital), (C) make capital expenditures or (D) acquire other assets (other than working capital) that, in the case of each of (A), (B), (C) and (D) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3) any combination of the foregoing.

(c) Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer or any Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.

(d) The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by electronically delivering or mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(e) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture, and they will no longer constitute Excess Proceeds. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (in accordance with customary procedures) and the Issuer shall select such Pari Passu Indebtedness to be purchased (a) if the Notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes or such Pari Passu Indebtedness, as applicable, are listed or (b) by lot or such similar method in accordance with the procedures of DTC, unless otherwise required by law; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(f) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(g) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(h) Notwithstanding anything to the contrary herein, the Issuer’s obligations to make an Asset Sale Offer under this Section 4.10 may be waived or modified with the written consent of Holders of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 4.11         Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million is approved by the majority of the disinterested members of the Board of Directors of the Issuer.

(b) Section 4.11(a) hereof shall not apply to the following:

(1) transactions between or among the Issuer and any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 4.07 hereof and Permitted Investments;

(3) the payment of customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(4) (A) any agreement, instrument or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements, instruments or arrangements (or transactions pursuant thereto) as in effect on the Distribution Date (including the Separation and Distribution Documents) or pursuant to or in connection with the Separation and Distribution Documents (including the Transactions) or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements, instruments or arrangements as in effect on the Issue Date or as described in the Offering Memorandum, as applicable, as determined in good faith by the Issuer;

(5) the Transactions and the payment of all fees and expenses related to the Transactions;

(6) transactions with customers (including leases or other arrangements for the use of advertising space), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting of registration and other customary rights in connection therewith;

(8) sales of accounts receivable, or participations therein, and related assets and any other customary transaction effected in connection with any Receivables Facility;

(9) payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to employees, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(10) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 4.11(a);

(12) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

(13) any contribution to the capital of the Issuer (other than in consideration of Disqualified Stock);

(14) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Indenture;

(15) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(16) any transaction in which the only consideration paid by the Issuer or any of its Restricted Subsidiaries is in the form of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or any contribution to the capital of the Issuer or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(17) intellectual property licenses in the ordinary course of business;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(19) (A) the guarantee by the Issuer or any Restricted Subsidiary of the Indebtedness of any parent company of the Issuer that becomes the parent company of the Issuer in a Change of Control transaction consummated in accordance with this Indenture, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of this Indenture to be incurred and (B) the granting by the Issuer or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under this Indenture;

(20) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary; and

(21) prior to the Separation and Distribution, (A) any cash management transactions or related transactions between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, (B) any cancellation of Indebtedness, intercompany accounts, balances, credits or debits between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, and (C) any other transactions between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, in each case under this clause (C) in the ordinary course of business. Notwithstanding anything to the contrary herein, no provision of this Indenture shall restrict the transactions described in class (A) and (B) of this class (21) in this Section 4.11(b), in each case entered into in the ordinary course of business.

SECTION 4.12         Liens.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Indebtedness, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to (A) Liens securing the Notes and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof, and (C) Liens securing Pari Passu Indebtedness (including Credit Facilities) permitted to be incurred pursuant to Section 4.09 hereof; provided that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Consolidated Fixed Charge Coverage Ratio) under this clause (C), the Consolidated Secured Leverage Ratio shall not be greater than 3.00 to 1.00.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) of this Section 4.12.

SECTION 4.13         Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its existence, and the existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the existence of any of its Restricted Subsidiaries, if (i) the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (ii) the failure to preserve such right, license or franchise, or such existence, is not adverse in any material respect to the Holders of the Notes.

SECTION 4.14         Offer to Repurchase Upon Change of Control.

(a) If a Change of Control Repurchase Event occurs after the Issue Date, unless the Issuer has previously or concurrently mailed, or delivered by electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Repurchase Event, unless the Issuer has previously or concurrently mailed, or delivered by electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall send notice of such Change of Control Offer by first-class mail or electronically in PDF format, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will, subject to clause (8) of this Section 4.14(a), be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment as so delayed; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent no later than 10:00 a.m. on the due date an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to Section 4.14(c) will have the status of Notes issued and outstanding unless transferred to the Issuer.

(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Section 3.02, Section 3.05 and Section 3.06 hereof.

(f) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Issuer (or any third party making such Change of Control Offer in lieu of the Issuer as described above) purchases all of the Notes held by such Holders, the Issuer will have the right, upon notice as provided in this Indenture, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment, plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(g) For the avoidance of doubt, the Separation and Distribution shall not constitute a Change of Control or an Asset Sale.

(h) Notwithstanding anything to the contrary herein, the obligations of the Issuer to make a Change of Control Offer under this Section 4.14 may be waived or modified with the written consent of Holders of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 4.15        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Issuer shall not permit any Restricted Subsidiary that is not a Guarantor to guarantee the payment of any Indebtedness of the Issuer or any Guarantor unless:

(1) within 20 days after such Restricted Subsidiary guarantees such other Indebtedness, such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) the Issuer shall within 20 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 20 day periods described in this Section 4.15.

For the avoidance of doubt, this Section 4.15 shall not prohibit a guarantee or pledge by a Non-Guarantor Subsidiary securing the payment of Indebtedness of another Non-Guarantor Subsidiary.

SECTION 4.16        Termination of Certain Covenants.

(a) If on any date following the Escrow Release Date: (i) the Notes have Investment Grade Ratings from both of the Rating Agencies, (ii) no Default or Event of Default under this Indenture has occurred and is continuing and (iii) the Issuer has delivered an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) above are satisfied , the Issuer and its Restricted Subsidiaries shall not be subject to, and will be permanently released from their obligations under, Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.17 hereof and clause (4) of Section 5.01(a) hereof and no failure by the Issuer or any Subsidiary to comply with any of the foregoing provisions shall constitute a Default or Event of Default under this Indenture.

(b) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.

SECTION 4.17        Limitations on Business Activities.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

ARTICLE 5

SUCCESSORS

SECTION 5.01        Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not such Person is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer, is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture, the Registration Rights Agreement and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company or the Issuer, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or

(B) the Consolidated Fixed Charge Coverage Ratio for the Successor Company or the Issuer, as applicable, and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that (i) such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and (ii) with respect to the Opinion of Counsel, such supplemental indenture (or other documents setting forth the assumption of the obligations of the Issuer) constitutes a legal, valid and binding obligation of the Successor Company, enforceable against the Successor Company in accordance with its terms.

The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture, the Registration Rights Agreement and the Notes and, except in the case of a lease, the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1) any Restricted Subsidiary may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary; and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Notwithstanding anything to the contrary herein, the Separation and Distribution and the related transactions shall be permitted by this Article 5.

(b) Subject to certain limitations described in this Indenture governing release of a Guarantee by a Guarantor, no Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor or another Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Registration Rights Agreement, and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) if such Guarantor or another Guarantor is not the Successor Person, the Issuer shall have delivered to the Trustee (i) an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and (ii) with respect to the Opinion of Counsel, such supplemental indentures (or other documents setting forth the assumption of the obligations of the applicable Guarantor) constitute a legal, valid and binding obligation of the Successor Person, enforceable against such Successor Person in accordance with its terms; or

(2) the disposition is not prohibited by Section 4.10 hereof.

In the case of clause 5.01(b)(1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

SECTION 5.02        Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the assets of the Issuer (except in the case of a lease), that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01        Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) or (4) of this Section 6.01(a)) contained in this Indenture or the Notes;

(4) failure by the Issuer for 180 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with the provisions described in Section 4.03 hereof;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate to $50.0 million or more;

(6) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (excluding amounts covered by insurance provided by a reputable and solvent carrier that has not disclaimed coverage or amounts covered by valid third party indemnification obligations from a third party that is solvent), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) the Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) fails generally to pay its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in a proceeding in which the Issuer or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee or other similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary; or

(iii) orders the liquidation of any Issuer or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

(b) Notwithstanding anything to the contrary set forth herein, no provision of this Indenture shall prevent the completion of any of the Transactions, nor shall the Transactions give rise to any Default or impair or reduce the availability or constitute the utilization of any basket or other exceptions (other than any such baskets or other exceptions that expressly refer to the Transactions or the Separation and Distribution) in the covenants under this Indenture or the Notes.

SECTION 6.02        Acceleration.

(a) If any Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01(a) hereof) occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

(b) Upon the effectiveness of such declaration, such principal and interest with respect to the Notes shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if it in good faith determines that acceleration is not in the best interest of the Holders of the Notes.

(c) Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) or (8) of Section 6.01(a) hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

(d) The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal or interest, if it determines that withholding notice is in the Holders’ interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

SECTION 6.03         Other Remedies.

Subject to the duties of the Trustee as provided for in Article 7, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04         Waiver of Defaults.

(a) Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest on, or the principal of, any Note held by a non-consenting Holder; provided that Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind any acceleration and its consequences with respect to the Notes, including any related payments that resulted from such acceleration (except if such recession would conflict with any judgment of a court of competent jurisdiction). Upon any such written waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b) In the event of any Event of Default specified in clause (5) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 6.05        Control by Majority.

Holders of a majority in principal amount of the total outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

SECTION 6.06        Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee hereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to such series of Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested (in writing) the Trustee to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08        Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation of the Trustee and the reasonable and documented out-of-pocket expenses, disbursements and advances of the Trustee, its agents and counsel, in each case as set forth in Section 7.07 hereof.

SECTION 6.09        Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10        Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11        Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12        Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation and the reasonable and documented out-of-pocket expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13        Priorities.

If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1) to the Trustee, the Agents, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee or any Agent and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14        Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01        Duties of Trustee.

(a) If an Event of Default has occurred (and has not been cured), the Trustee shall, in the exercise of its power, use the degree of care of a prudent person in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculation or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, whether or not an Event of Default has occurred and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holder or Holders of the Notes unless such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02        Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificates or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of an Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and Section 7.11 hereof.

SECTION 7.04         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05         Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if it determines that withholding notice is in the interest of the Holders of the Notes. The

Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

SECTION 7.06         Reports by Trustee to Holders of the Notes.

Within 60 days after each January 15, beginning with the January 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee in writing when any series of Notes are listed on any stock exchange or any delisting thereof.

SECTION 7.07         Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable and documented out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and documented out-of-pocket compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Company reasonable notice of any expenditures not in the ordinary course of business.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees, representatives and agents (each an “Indemnified Person”) for, and hold each Indemnified Person harmless against, any and all loss, damage, claims, liability or expense (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by it (as evidenced in an invoice from the Trustee) in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if (a) its assumes such the Trustee’s defense, (b) in the Trustee’s reasonable judgment, there is no conflict of interest between the Issuer and the Trustee in connection with such defense, and (c) there is no legal defenses available to the Trustee that are different from or are in addition to those available to the Issuer (so long as there is no good faith disagreement between the Issuer and the Trustee as to the action (or inaction) of counsel in respect to the defenses at issue). The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08         Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing by giving 30 days’ prior written notice of such resignation to the Issuer at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, custodian or other public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11         Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02         Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and to have cured all then existing Events of Default with respect to the Notes on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, to have satisfied all of its other obligations under the Notes and this Indenture including that of the Guarantors and to have cured all then existing Events of Default with respect to the Notes (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all Notes and the Guarantees except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest such series of Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes , registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the provisions of this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03         Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Section 4.03, Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13 (other than the existence of the Issuer (subject to Section 5.01 hereof)), Section 4.14, Section 4.15, and Section 4.17 hereof and clauses (3) and (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that the Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to outstanding Notes, the Issuer or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(3), Section 6.01(a)(4), Section 6.01(a)(5), Section 6.01(a)(6), Section 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), Section 6.01(a)(8) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and Section 6.01(a)(9) hereof shall not constitute Events of Default.

SECTION 8.04         Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05         Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to the provisions of Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof shall be held in trust and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent), the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

SECTION 8.06         Repayment to Issuer.

Anything in this Article 8 or Article 11 to the contrary notwithstanding, each of the Trustee and each Paying Agent shall promptly deliver or pay to the Issuer upon request any money or Government Securities held by it in accordance with this Article 8 or Article 11 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or discharge in accordance with Article 11 hereof.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or any Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07         Reinstatement.

If the Trustee or the Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or the Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01         Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture, any Guarantee, the Escrow Agreement or the Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes ;

(3) to comply with Section 5.01 hereof;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of Exchange Notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under this Indenture or to secure the Obligations hereunder or to release any Guarantor from its Guarantee if such release is in accordance with the terms of this Indenture;

(11) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum as described in an Officer’s Certificate;

(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture; or

(14) to comply with the rules of any applicable securities depositary.

SECTION 9.02         With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture, any Guarantee, the Escrow Agreement and the Notes with the consent of the Holders of at least a majority in principal amount of Notes (including Additional Notes) then outstanding voting as a single class, (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes ), and any existing Default or Event of Default (other than a continuing Default in the payment of interest on, or the principal of, any Note , except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes issued hereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes , (including consents obtained in connection with a purchase of, tender offer or exchange offer for, the Notes ). Section 2.08 and Section 2.09 hereof shall determine which series of Notes are considered to be “outstanding” for the purposes of this Section 9.02.

The consent of the Holders of Notes under this Section 9.02 is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver electronically or mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Without the consent of each affected Holder, an amendment or waiver may not, with respect to the Notes held by a non-consenting Holder:

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or alter or waive the provisions (other than any amendment or waiver of any minimum notice period for redemption, which may be amended or waived with the consent of Holders of at least a majority in principal amount of the Notes then outstanding) with respect to the redemption of Notes (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note ;

(4) waive a Default or Event of Default in (a) the payment of principal of, or interest on the Notes , except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or (b) in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot expressly by its terms be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest on the Notes ;

(7) make any change in these amendment and waiver provisions as it relates to the Notes ;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes ;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

SECTION 9.03         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the earlier of the date the waiver, supplement or amendment becomes effective and the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were

Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite principal amount of Notes has been obtained.

SECTION 9.04         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05         Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In executing any amendment, supplement or waiver, the Trustee (subject to Section 7.01 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions. No Opinion of Counsel will be required by the immediately preceding sentence for the Trustee to execute any amendment or supplement whose sole purpose is to add a new Guarantor under this Indenture.

SECTION 9.06         Payment for Consent.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 9.07         Compliance with Trust Indenture Act.

From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement to this Indenture or any series of Notes shall comply with the Trust Indenture Act as then in effect.

ARTICLE 10

GUARANTEES

SECTION 10.01         Guarantee.

Subject to this Article 10 and following the Escrow Release Date, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder: (a) the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in this Indenture; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor also agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this

Guarantee. Any Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a voidable preference, fraudulent transfer or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

SECTION 10.03        Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any existing Restricted Subsidiary and any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

SECTION 10.04         Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all obligations of the Issuer under this Indenture and the Notes shall have been paid in full.

SECTION 10.05         Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06        Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee upon:

(1) any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, whether or not such Guarantor is the surviving Person in such transaction, to a Person which is not the Issuer or a Restricted Subsidiary; provided that such sale, exchange or transfer of Capital Stock or assets is made in a manner that is not prohibited by the applicable provisions of this Indenture;

(2) the release or discharge of such Guarantor from the guarantee of Indebtedness that resulted in the obligation of such Guarantor to guarantee the Notes (including the Senior Credit Facilities), except as a result of payment under such guarantee;

(3) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(4) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture.

Upon request of the Issuer, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder; provided that the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01        Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, when either:

(1) all the Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient (in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants) without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02        Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the of Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or Guarantor acting as the Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof until such time as the Trustee or any Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01        Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or any Paying Agent to the others is duly given if in writing and delivered in person, via facsimile or electronic transmission in PDF format, or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Halyard Health, Inc.

5405 Windward Parkway

Suite 100, South

Alpharetta, GA 30003

Attention: General Counsel

Facsimile: (770) 587-7749

If to the Trustee:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, New York 10005

Attn: Corporates Team – Halyard Health, Inc.

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team – Halyard Health, Inc.

Fax: 732-578-4635

The Issuer, any Guarantor, the Trustee or any Paying Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail (or in the case of Notes in global form, on the date the notice is sent pursuant to the applicable procedures of the Depositary); when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and, subject to compliance with the Trust Indenture Act, on the first date of which publication is made, if given by publication; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.02        Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 12.03        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture (except in connection with the original issuance of the Notes), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee (except as set forth in section 9.05 hereof):

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.04        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (which examination or investigation, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.05        Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06        No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.07        Governing Law; Consent to Jurisdiction

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

To the fullest extent permitted by applicable law, the Issuer, each Guarantor and the Trustee hereby irrevocably submits to the jurisdiction of any federal or state court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Securities and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the Issuer, each Guarantor and the Trustee irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each of the Issuer, each Guarantor and the Trustee agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Issuer, each Guarantor or the Trustee, and may be enforced in any courts to the jurisdiction of which the Issuer, each Guarantor or the Trustee, as applicable, are subject by a suit upon such judgment, provided that service of process is effected upon the Issuer, such Guarantor or the Trustee, as applicable, in a manner permitted by law.

SECTION 12.08        Waiver of Jury Trial.

THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.09        Force Majeure.

In no event shall the Trustee incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 12.10        No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any of the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.11        Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee or any Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

SECTION 12.12        Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.13        Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

SECTION 12.14        Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.15        U.S.A. Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agree to provide to the Trustee and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable Law.

SECTION 12.16        Trust Indenture Act Controls.

If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the Trust Indenture Act, inclusive, such imposed duties or incorporated provision shall control.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date and year first above written.

HALYARD HEALTH, INC., as Issuer

By:
Name:
Title:

Signature Page to Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Indenture

EXHIBIT A

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Rule 144A Global Note: 40650V AA8 / US40650VAA89]

[Regulation S Global Note: U4062X AA9 / USU4062XAA91]

[[RULE 144A][REGULATION S] GLOBAL NOTE

representing up to

$250,000,000

6.250% Senior Notes due 2022

No.	[$	]

HALYARD HEALTH, INC.

promises to pay to [        ] or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                      United States Dollars] on October 15, 2022.

Interest Payment Dates: April 15 and October 15, commencing April 15, 2015

Record Dates: April 1 and October 1

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

HALYARD HEALTH, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:
Authorized Signatory

[Back of Note]

6.250% Senior Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. HALYARD HEALTH, INC., a Delaware Corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.250% per annum from             , 20141 until maturity. The Issuer will pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be April 15, 20152. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, from time to time on demand at the interest rate on the Notes. At maturity, the Issuer will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Paying Agent and Registrar. The Issuer may change the Paying Agents or the Registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries, including the Issuer, may act as a Paying Agent or Registrar.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of             , 2014 (the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.250% Senior Notes due 2022. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes

[1]	With respect to the Initial Notes.
[2]	With respect to the Initial Notes.

include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) Except as described below under clauses 5(b), 5(c) and 6 hereof, the Issuer will not be entitled to redeem the Notes at its option prior to October 15, 2017.

(b) At any time prior to October 15, 2017, the Issuer may redeem all or a part of the Notes upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the redemption date (the “Redemption Date”), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) Until October 15, 2017, the Issuer may, at its option, upon notice as described in Section 3.03 of the Indenture, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued by them at a redemption price equal to 106.250% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to completion of the related Equity Offering.

(d) On and after October 15, 2017, the Issuer may redeem the Notes, in whole or in part, upon notice as described in Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2017	104.688%
2018	103.125%
2019	101.563%
2020 and thereafter	100.000%

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. Except as provided in Section 3.08(b) of the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed, or delivered by electronic transmission in PDF format, by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed, or delivered electronically, more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

8. OFFERS TO REPURCHASE.

(a) Upon the occurrence of a Change of Control Repurchase Event, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b) If the Issuer or any of its Restricted Subsidiaries consummates an Asset Sale, within ten Business Days of each date that Excess Proceeds exceed $25.0 million, the Issuer or any other Restricted Subsidiary shall commence an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes (including any Additional Notes) and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable) plus accrued and unpaid interest thereon, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (in accordance with customary procedures) and the Issuer shall select such Pari Passu Indebtedness to be purchased (a) if the Notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes or such Pari Passu Indebtedness, as applicable, are listed or (b) by lot or such similar method in accordance with the procedures of DTC, unless otherwise required by law; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of the Notes. Holders shall pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer is not required to issue, transfer or exchange any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in writing in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

15. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Halyard Health, Inc.

5405 Windward Parkway

Suite 100, South

Alpharetta, GA 30003

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$        .

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200,

Jacksonville, FL 32256 USA

Attention: Transfer Dept.

Email: dwac.processing@db.com

With copy:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

100 Plaza One – 6th floor

MSJCY03-0699

Jersey City, New Jersey 07311

Fax: 732-578-4635

Re: 6.250% Senior Notes due 2022

Reference is hereby made to the Indenture, dated as of                     , 2014 (the “Indenture”), between Halyard Health, Inc. and the Trustee (as defined therein). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[        ] (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR A RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with all applicable securities laws of the states of the United States and other jurisdictions.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR A DEFINITIVE

NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

5. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP/ISIN: ), or

(ii)	☐ Regulation S Global Note (CUSIP/ISIN: ), or

b) ☐ a Restricted Definitive Note.

6. After the Transfer the Transferee will hold:

[CHECK ONE]

a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP/ISIN: ), or

(ii)	☐ Regulation S Global Note (CUSIP/ISIN: ), or

(iii)	☐ Unrestricted Global Note (CUSIP/ISIN: ); or

b) ☐ a Restricted Definitive Note; or

c) ☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200,

Jacksonville, FL 32256 USA

Attention: Transfer Dept.

Email: dwac.processing@db.com

With copy:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

100 Plaza One – 6th floor

MSJCY03-0699

Jersey City, New Jersey 07311

Fax: 732-578-4635

Re: 6.250% Senior Notes due 2022

Reference is hereby made to the Indenture, dated as of             , 2014 (the “Indenture”), between Halyard Health, Inc. and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[            ] (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $[        ] in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ¨ 144A Global Note ¨ Regulation S Global Note of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT

GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of             , among [            ] (the “Guaranteeing Subsidiary”), a Subsidiary of Halyard Health, Inc., a Delaware corporation (“the “Issuer”), the Issuer, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of             , 2014, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest and premium on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(g) To the extent that the Guaranteeing Subsidiary makes a payment under its Guarantee, the Guaranteeing Subsidiary shall be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

(h) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Guarantee will not constitute a fraudulent transfer or conveyance.

(i) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(j) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary.

(l) Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(b) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not the Issuer or Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) the Guaranteeing Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than the Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture, and, with respect to the Opinion of Counsel, such supplemental indentures (or other documents setting forth the assumption of the obligations of the applicable Guarantor) constitute a legal, valid and binding obligation of the Successor Person, enforceable against such Successor Person in accordance with its terms; or

(ii) the transaction is not prohibited by the Indenture;

(b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, the Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

(5) Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:

(a) (i) any direct or indirect sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of the Guaranteeing Subsidiary (including any sale, exchange or transfer), after which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of the Guaranteeing Subsidiary which sale, exchange or transfer is not prohibited by the applicable provisions of the Indenture;

(ii) the release or discharge of the Guaranteeing Subsidiary from the guarantee of Indebtedness that resulted in the obligation of the Guaranteeing Subsidiary to guarantee the Notes (including the Senior Credit Facilities), except a discharge or release by or as a result of payment under such guarantee;

(iii) the proper designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary; or

(iv) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(b) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11) Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture;

provided that the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all obligations of the Issuer under the Indenture and the Notes shall have been paid in full.

(12) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(j) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(14) Representation and Warranty. The Guaranteeing Subsidiary hereby represents and warrants that this Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

HALYARD HEALTH, INC., as Issuer

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

By:
Name:
Title: